Exhibit 99.1

Horsehead Holding Corp. Announces Notification of a Director Not Standing for Re-Election

PITTSBURGH--(BUSINESS WIRE)--March 9, 2012--Horsehead Holding Corp. (Nasdaq: ZINC) “Horsehead Holding Corp. (the “Company”) announced that on Monday, March 5, 2012, Bryan Rosenberger, director, announced he would not be submitting his name for nomination by the Board of Directors for re-election at the upcoming Annual Meeting of Stockholders of the Company to be held on May 17, 2012, and accordingly his term as a director will expire on such date. Mr. James Hensler, President and CEO of the Company, stated that, “We greatly appreciate all of the contributions Bryan has made since his election to our first Board of Directors in 2007, helping us through our challenging first years as a public company. He will be greatly missed.”

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,150 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

CONTACT:
Horsehead Holding Corp.
Gary R. Whitaker, 724-773-2270
Vice President – General Counsel and Secretary